EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 26, 2010, with respect to the consolidated financial statements as of December 31, 2009 and 2008 and for the three year period ended December 31, 2009, included in New Century Bancorp, Inc.’s 2009 Form 10-K incorporated by reference into New Century Bancorp Inc.’s Registration Statement on Form S-8.

Greenville, North Carolina

August 19, 2010